Final Term Sheet
Filed Pursuant to Rule 433
Registration No. 333-195697

February 26, 2016

WELLS FARGO & COMPANY

$1,000,000,000 Floating Rate Notes Due March 4, 2021

$2,750,000,000 2.50% Notes Due March 4, 2021

Issuer:	Wells Fargo & Company

Title of Securities	Floating Rate Notes Due March 4, 2021 (the “Floating Rate Notes”)

2.50% Notes Due March 4, 2021 (the “Fixed Rate Notes”)

Note Type:	Senior unsecured

Trade Date:	February 26, 2016

Settlement Date (T+5):	March 4, 2016

Maturity Date:	Floating Rate Notes: March 4, 2021

Fixed Rate Notes: March 4, 2021

Aggregate Principal Amount Offered:	Floating Rate Notes: $1,000,000,000

Fixed Rate Notes: $2,750,000,000

Price to Public (Issue Price):	Floating Rates Notes: 100.00%, plus accrued interest, if any, from March 4, 2016

Fixed Rate Notes: 99.977%, plus accrued interest, if any, from March 4, 2016

Underwriting Discount (Gross Spread):	Floating Rate Notes: 0.35%

Fixed Rate Notes: 0.35%

All-in Price (Net of Underwriting Discount):	Floating Rate Notes: 99.65%, plus accrued interest, if any, from March 4, 2016

Fixed Rate Notes: 99.627%, plus accrued interest, if any, from March 4, 2016

Net Proceeds:	Floating Rate Notes: $996,500,000

Fixed Rate Notes: $2,739,742,500

Interest Rate:	Floating Rate Notes: Base Rate of LIBOR plus 1.34%

Fixed Rate Notes: 2.50% per annum

Interest Payment Dates:	Floating Rate Notes: March 4, June 4, September 4 and December 4, commencing June 4, 2016, and at maturity

Fixed Rate Notes: March 4 and September 4, commencing September 4, 2016, and at maturity

Interest Reset Dates:	Floating Rate Notes: March 4, June 4, September 4 and December 4, commencing June 4, 2016

Fixed Rate Notes: N/A

Designated LIBOR Page:	Floating Rate Notes: Page LIBOR01 as displayed on Reuters or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Fixed Rate Notes: N/A

Index Maturity:	Floating Rate Notes: Three months

Fixed Rate Notes: N/A

Interest Reset Period:	Floating Rate Notes: Quarterly

Fixed Rate Notes: N/A

Initial Interest Rate:	Floating Rate Notes: LIBOR plus 1.34%, determined two London banking days prior to March 4, 2016

Fixed Rate Notes: N/A

Benchmark:	Floating Rate Notes: Three-month LIBOR

Fixed Rate Notes: UST 1.375% due January 31, 2021

Benchmark Yield:	Floating Rate Notes: N/A

Fixed Rate Notes: 1.255%

Spread to Benchmark:	Floating Rate Notes: +134 basis points

Fixed Rate Notes: +125 basis points

Re-Offer Yield:	Floating Rate Notes: N/A

Fixed Rate Notes: 2.505%

CUSIP:	Floating Rate Notes: 949746RT0

Fixed Rate Notes: 949746RS2

Listing:	None

Sole Bookrunning Manager:	Wells Fargo Securities, LLC

Co-Managers:

BB&T Capital Markets,

a division of BB&T Securities, LLC

BNP Paribas Securities Corp.

Capital One Securities, Inc.

Desjardins Securities Inc.

National Bank of Canada Financial Inc.

Scotia Capital (USA) Inc.

Junior Co-Managers:	Blaylock Beal Van, LLC Drexel Hamilton, LLC Lebenthal & Co., LLC The Williams Capital Group, L.P.

Desjardins Securities Inc. is not a U.S. registered broker-dealer, and, therefore, will not affect any offers or sales of any Notes in the United States or will do so only through one or more registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or e-mailing wfscustomerservice@wellsfargo.com.

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